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                                                                    Exhibit 12.1

                       THE BRICKMAN GROUP, LTD.
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in thousands)

                                                                         Year Ended December 31,
                                                         ------------------------------------------------------
                                                          1997(a) |  1998        1999        2000        2001
                                                                  |
 EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:                  |
     Income before income taxes                           14,563  |    5,609      10,794      16,977      24,520
     Fixed charges                                           330  |   10,790      10,111      10,654       8,885
                                                          ------  |   ------      ------      ------      ------
       Earnings before income taxes and fixed charges     14,893  |   16,399      20,905      27,631      33,405
 FIXED CHARGES:                                                   |
     Interest on indebtedness, net                           (58) |    9,662       8,958       9,492       7,550
     Amortization of deferred financing costs                  -  |      340         356         356         371
     Estimated interest factor for rentals                   388  |      788         797         806         964
                                                          ------  |   ------      ------      ------      ------
       Total fixed charges                                   330  |   10,790      10,111      10,654       8,885
                                                                  |
 RATIO OF EARNINGS TO FIXED CHARGES                         45.1x |      1.5x        2.1x        2.6x        3.8x
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(a)  The historical information for the period ended December 31, 1997 is not comparable to the following periods due to the 1998 Transaction, which resulted in business combination accounting.